Exhibit 10.7

17021 Aldine Westfield
Houston, Texas 77073
www.bakerhughes.com

December 30, 2016

Ms. Kimberly A. Ross
99 S Tranquil Path
Spring, TX 77380

Dear Kimberly:

In connection with the transactions (collectively referred to as the “Merger”) contemplated by the Transaction Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 30, 2016 among General Electric Company (“GE”), Baker Hughes Incorporated (hereinafter referred to as the “Company”) and certain subsidiaries of the Company, this letter agreement (“Agreement”) sets forth certain agreements and understandings regarding, among other things, your termination of employment following the closing of the Merger.
When you and the Company have signed this Agreement, it and documents referred to herein (including the Change in Control Agreement and the Indemnification Agreement, each as defined below) will constitute a complete agreement on all of these issues. For the avoidance of doubt, nothing herein lessens or abridges your rights or obligations under that certain Change in Control Agreement entered into by and between you and the Company effective as of October 22, 2014 (the “Change in Control Agreement”). Further, for the avoidance of doubt, nothing herein lessens or abridges your obligations under the Executive Agreement between you and the Company dated September 4, 2014.
TERMINATION OF EMPLOYMENT:
We have agreed that you will incur a termination of employment by the Company without Cause (as defined in the Change in Control Agreement) and you will resign as Senior Vice President and Chief Financial Officer of the Company and any other position with the Company and its subsidiaries effective upon the day following the closing of the Merger (such date on which the closing of the Merger occurs is referred to as the “Closing Date”); accordingly, unless your employment terminates earlier than the Closing Date, your employment will terminate the day following the Closing Date. The actual date of the termination of your employment is referred to in this Agreement as the “Effective Date.” You will resign from all positions with the Company upon the Effective Date without any further action on your part. For the avoidance of doubt, upon your termination of employment with the Company on the day following the Closing Date (i) you will be treated as having incurred a termination of employment by the Company without “Cause” within the meaning of the Change in Control Agreement, and (ii) you will be entitled to receive the full benefits set forth in the Change in Control Agreement, including the compensation set forth in Sections 3.1 and 3.3 of the Change in Control Agreement. For the further avoidance of doubt, nothing herein lessens or abridges your rights or the Company’s obligations under the Change in Control Agreement, including such rights and obligations that may arise as the result of the termination of your employment prior to the Closing Date.

2017 EQUITY VESTING AND BONUS:

2016 H1 Short-Term Performance Bonus – As you are aware, you are eligible for a bonus for the 2016 performance period under both the Baker Hughes Incorporated Annual Incentive Compensation Plan for Employees as in effect on the date hereof (“ICP”) and the performance scorecard bonus program. For the first six months of 2016, the ICP and the performance scorecard bonus have been “guaranteed” in the aggregate fixed amount of $400,000 (the “2016 H1 Bonus”). You will be paid the 2016 H1 Bonus in the amount of $400,000 on December 30, 2016. For the avoidance of doubt, you will be paid the amount of the ICP and the performance scorecard bonus for the second six months of 2016 (the “2016 H2 Bonus”), to the extent earned, at the same time as bonuses for the 2016 performance period are paid to other ICP and performance scorecard bonus program participants (the “Regular Bonus Payment Date”). If, prior to the Regular Bonus Payment Date, your employment is terminated by the Company for Cause or by you without “Good Reason” (within the meaning of the Change in Control Agreement), then promptly following such termination, you will repay to the Company the net after-tax amount of the 2016 H1 Bonus (i.e., net of applicable tax withholding). For the avoidance of doubt, you will be eligible for a grant of a short-term incentive compensation award opportunity with respect to the 2017 performance period.

2015 and 2016 Restricted Stock Unit Awards – The portion of your 2015 and 2016 Restricted Stock Unit Awards otherwise scheduled to vest in January of 2017, which consists of 20,837 units under your 2015 Restricted Stock Unit Award and 29,850 units under your 2016 Restricted Stock Unit Award (such units, the “Accelerated Units”), shall automatically be, without further action of the Company or its Board of Directors (or any committee thereof), fully vested and will be paid to you in shares of the Company’s Common Stock on December 30, 2016. The remainder of the outstanding units under the Restricted Stock Unit Awards previously granted to you in 2015 and 2016 will be paid in accordance with their terms and the terms of the Change in Control Agreement. If, prior to the scheduled vesting date of the Accelerated Units, your employment is terminated by the Company for Cause or by you without Good Reason, then promptly following such termination, you will surrender to the Company the shares issued to you in settlement of the Accelerated Units (or, if applicable, you will repay to the Company the net after-tax amount of the cash received by you on any sale of such shares (i.e., net of applicable tax withholding)). For the avoidance of doubt, you will be eligible for a grant of a long-term incentive compensation award in 2017.

Indemnification Rights – You will be entitled to all indemnification rights provided for (i) under that certain Indemnification Agreement by and between you and the Company as in effect on the date hereof and as may be expanded by contract for other senior executives of the Company (the “Indemnification Agreement”), and (ii) as otherwise are provided to other senior executives of the Company (whether insured, by contract, by resolution, pursuant to Company organization or governance documents, under applicable law or otherwise) as in effect as of the Closing Date inuring to your benefit as a result of your employment with the Company and service to the Company or any of its affiliates (except as may be limited by law). Such indemnification rights shall survive after the Closing Date in accordance with their applicable terms.

MISCELLANEOUS:

Exclusive Choice of Law – This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of that State.
Tax Withholding – The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
Agreement Not an Employment Contract – This Agreement is not a contract between the Company and you that gives you the right to be retained in the employment of the Company. Likewise, this Agreement is not intended to interfere with the rights of the Company to terminate your employment at any time and with or without cause or to interfere with your right to terminate your employment at any time.
Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.
Please initial each page and sign below. The remainder of this page is intentionally blank.

ENTERED INTO in Houston, Texas as of the 30th day of December, 2016.
BAKER HUGHES INCORPORATED

By: /s/ Martin S. Craighead
Martin S. Craighead
Chairman and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 30th day of December, 2016.
KIMBERLY A. ROSS

/s/ Kimberly A. Ross

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